AIP ALTERNATIVE STRATEGIES FUNDS
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of  the 28th day of April, 2006, to the Distribution Agreement, dated as of  September 6, 2002, (the “Agreement”), is entered by and among AIP Alternative Strategies Funds, a Delaware statutory trust (the “Trust”), Alternative Investment Partners, LLC, a Delaware limited liability company, (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (“the Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, the Trust, the Adviser and the Distributor desire to extend said Agreement to apply to the added fund; and

WHEREAS, Section 9, paragraph B of the Agreement allows for its amendment by a written instrument executed the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

AIP ALTERNATIVE STRATEGIES FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ Lee Schultheis	By: /s/ James R. Schoenike

Name: Lee Schultheis	Name: James R. Schoenike

Title: President	Title: President

ALTERNATIVE INVESTMENT PARTNERS, LLC

Name: /s/ Lee Schultheis
By: Lee Schultheis
Title: Chief Executive Officer

Exhibit A to the Distribution Agreement

Separate Series of AIP Alternative Strategies Funds

Name of Series	Date Added
Alpha Hedged Strategies Fund	4/10/2002
Beta Hedged Strategies Fund	on or about May 1, 2006